SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Goldman Sachs BDC, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transactions applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Commencing September 15, 2016, the following script is expected to be used by Goldman Sachs BDC, Inc. (the “Company”), its investment adviser and personnel of the investment adviser or of their respective affiliates, to encourage participation in connection with the Company’s 2016 annual meeting of stockholders.

Hello [Client],

I am calling to remind you about the Goldman Sachs BDC, Inc. Annual Stockholder meeting currently scheduled for September 29, 2016. Stockholders are being asked to vote on two proposals at this meeting with the first proposal being the election of Directors. More information about these proposals may be found in the proxy statement previously mailed to you or on the Company’s website under “Investor Resources”.

Please note that New York Stock Exchange (“NYSE”) rules applicable to NYSE-listed companies require the Company to hold an annual meeting.

Your vote is important and we encourage you to participate in the governance of your investment. If you have not yet voted, I’d be happy to outline the methods in which you may cast your vote now. Voting should only take a few minutes. [Outline methods for voting, i.e. live representative (domestic), touchtone, online or mail.]

We appreciate your participation and we thank you for your time.